Exhibit 5.2

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 26, 2012

Santander US Debt, S.A. Unipersonal
Banco Santander, S.A.
c/o Banco Santander, S.A.
Ciudad Grupo Santander
Avda. de Cantabria s/n
28660 Boadilla del Monte, Madrid, Spain

Ladies and Gentlemen:

We are acting as special United States counsel to Santander US Debt, S.A. Unipersonal, a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Company”), and Banco Santander, S.A., a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Bank”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File No. 333-[_______]) by the Company and the Bank for the registration under the United States Securities Act of 1933 (the “Act”) and sale from time to time of the Company’s debt securities (the “Debt Securities”) and guarantees of such Debt Securities by the Bank (the “Guarantees”).  The Debt Securities may be issued from time to time pursuant to an Indenture (the “Indenture”) dated November 26, 2012 among the Company, the Bank and The Bank of New York Mellon, as the trustee (the “Trustee”).  The Guarantees may be issued from time to time in respect of any series of Debt Securities as separate guarantees, a form of which is included in the Indenture, to be entered into by the Bank upon or prior to the issuance of such series of Debt Securities.  Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will

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conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company or the Bank, as the case may be, that we reviewed were and are accurate and (vii) all representations made by the Company or the Bank, as the case may be, as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, we are of the opinion that:

(1)
Assuming that the Indenture has been duly authorized, executed and delivered by the Company and the Bank insofar as Spanish law is concerned, the Indenture has been duly executed and delivered by the Company and the Bank, and assuming due authorization, execution and delivery of the Indenture by the Trustee and that each of the Company, the Bank and the Trustee has full power, authority and legal right to enter into and perform its obligations thereunder, the Indenture constitutes a valid and binding agreement of the Company and the Bank, enforceable against the Company and the Bank in accordance with its terms;

(2)
When any supplemental indenture to be entered into in connection with the issuance of any particular series of Debt Securities has been duly authorized, executed and delivered by the Bank and the Company; the specific terms of such series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; and

(3)
When the specific terms of any Guarantee have been duly authorized and established and such Guarantee has been duly authorized, executed and delivered by the Bank and the Debt Securities to which such Guarantee relates have been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the applicable underwriting or other agreement against payment therefor, such Guarantee will be a valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms.

The foregoing opinions are subject to the following qualifications:

(a)
Our opinions in paragraphs 1, 2 and 3 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; and

(b)
We express no opinion as to the (x) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law and (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of

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stated principal amount upon acceleration of Debt Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Securities or Guarantees, as the case may be, (i) the Board of Directors of the Company or the Bank, as the case may be, shall have duly established the terms of such Debt Securities or Guarantees, as the case may be, and duly authorized the issuance and sale of such Debt Securities or Guarantees, as the case may be, and such authorization shall not have been modified or rescinded; (ii) the Company or the Bank, as the case may be, is, and shall remain, validly existing as a sociedad anónima under the laws of The Kingdom of Spain; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities or Guarantees, as the case may be.  We have also assumed that the execution, delivery and performance by the Company or the Bank, as the case may be, of any Debt Securities or Guarantees, as the case may be, whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Bank, as the case may be.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

We hereby consent to the use of our name under the caption “Validity of the Notes and Guarantees” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP